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                                                                     Exhibit 4.2

                                     AMENDMENT NO. 1 TO
                    AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

                                      XETA CORPORATION


TO THE SECRETARY OF STATE OF OKLAHOMA:

         We, the undersigned authorized officers of XETA Corporation, a corporation organized under the laws of the State of Oklahoma upon filing its original Certificate of Incorporation on June 4, 1981, which was subsequently amended, and was restated on April 8, 1987, do hereby amend the Amended and Restated Certificate of Incorporation pursuant to an amendment duly adopted on March 25, 1999 by vote of the shareholders in accordance with the provisions of
Section 1077.B.1 of the Oklahoma General Corporation Act and by subsequent action of the Board of Directors on July 15, 1999, as follows:

AS AMENDED:

                                         ARTICLE VI

                  The total authorized number of shares which the Corporation shall have authority to issue shall consist of 10,500,000 shares, 10,000,000 shares of which shall be classified as Common Shares of the par value of $.05 per share, and 500,000 shares of which shall be classified as Preferred Shares, $.10 par value per share.

                  Simultaneously with the effective date of this amendment (the "Effective Date"), each one share of Common Stock issued and outstanding on the Effective Date shall automatically and without any action on the part of the holder thereof be reclassified as and changed into two shares of the Company's Common Stock, par value $.05 per share.

EFFECTIVE DATE:

         This Amendment shall not become effective until July 30, 1999.

         In all other respects, the Amended and Restated Certificate of Incorporation, as filed on April 8, 1987, shall remain unchanged.

         Signed this 21st day of July, 1999.


                                                        /s/ Jack R. Ingram
                                                     ---------------------------
                                                     Jack R. Ingram, President

  /s/  Robert B. Wagner
-------------------------------
Robert B. Wagner, Secretary


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STATE OF OKLAHOMA                           )
                                            )  Section
COUNTY OF TULSA                             )

         Before me, the undersigned, Notary Public, in and for said County and State, on this 21 day of July, 1999, personally appeared Jack R. Ingram, President of XETA Corporation, to me known to be the identical person who executed the above and foregoing instrument and acknowledged to me that he executed the same as his free and voluntary act and deed of the above named Corporation, for the uses and purposes therein set forth.

         Given under my hand and seal of office the day and year last above written.



                                                       /s/  Carolyn R. Farrar
                                                       -------------------------
                                                       NOTARY PUBLIC

MY COMMISSION EXPIRES:

   July 5, 2003
----------------------
     (SEAL)